February 2, 1998




To the Investors and Board of Trustees of The
Premium Portfolios, with respect to its series
Balanced Portfolio, Government Income Portfolio,
International Equity Portfolio and Emerging
Asian Markets Equity Portfolio.


In planning and performing our audits of the financial statements of Balanced Portfolio,
Government Income Portfolio, International
Equity Portfolio and Emerging Asian Markets
Equity Portfolio (four of the portfolios constituting The Premium Portfolios, hereafter referred to as the "Portfolios") for the year ended December 31, 1997, we considered their internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Portfolios is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of control activities. Generally, control activities that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those control activities include the safeguarding of assets against unauthorized acquisition, use of disposition.

Because of inherent limitations in internal control, errors or irregularities may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of a specific internal control components does not reduce to a relatively low level risk that errors or irregularities in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control, including control for safeguarding securities, that we consider to be material weaknesses as defined above as of December 31, 1997.

This report is intended solely for the
information and use of management and the Board of Trustees of the Portfolios and the Securities and Exchange Commission.





Chartered Accountants

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